Exhibit 99.1

Release:	4:05 P.M. April 21, 2026

212-365-6721

IR@MCBankNY.com

Metropolitan Bank Holding Corp. Reports First Quarter 2026 Results

Strong Financial Performance and Successful Follow on Equity offering Highlight First Quarter Results

Financial Highlights

●Diluted earnings per share of $2.92 for the first quarter of 2026, compared to $2.77 for the prior linked quarter and $1.45 for the prior year period.
●Net interest income for the first quarter of 2026 was $85.9 million, an increase of $19.0 million or 28.3%, compared to the prior year period.
●The net interest margin for the first quarter of 2026 was 4.08%, an increase of 40 basis points compared to 3.68% for the prior year period.
●Annualized return on average equity (“ROAE”) of 15.4% and annualized return on average tangible common equity1 (“ROATCE”) of 15.6% for the first quarter of 2026.
●The Company completed a public equity offering of approximately 2.3 million shares of common stock at a price of $85.00 per share, resulting in proceeds, net of underwriting discounts and commissions of approximately $186.8 million.
●On April 20, 2026, the board of directors declared a quarterly cash dividend of $0.25 per share on the Company’s common stock, an increase of $0.05 from the prior quarterly dividend of $0.20 per share.
●Total loans at March 31, 2026 were $7.0 billion, an increase of $236.3 million, or 3.5%, from December 31, 2025 and $704.4 million, or 11.1%, from March 31, 2025.
●Total deposits at March 31, 2026 were $7.7 billion, an increase of $362.5 million, or 4.9%, from December 31, 2025 and $1.3 billion, or 20.0%, from March 31, 2025.
●The Company and Bank have total risk-based capital ratios of 14.6% and 14.3%, respectively, at March 31, 2026, well above regulatory minimums. The Bank is “well capitalized” under all applicable regulatory guidelines.

1 Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 11.

NEW YORK, April 21, 2026 ‒ Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank (the “Bank”), reported net income of $31.4 million, or $2.92 per diluted common share, for the first quarter of 2026 compared to $28.9 million, or $2.77 per diluted common share, for the fourth quarter of 2025 and $16.4 million, or $1.45 per diluted common share, for the first quarter of 2025.

Mark DeFazio, President and Chief Executive Officer, commented,

“Our first quarter results reflect the continued strength and momentum of our business model. Driven by disciplined balance sheet management and continued growth across our core client base, we delivered diluted earnings per share of $2.92, strong core margin expansion, and solid returns on equity. Net interest income increased more than 28% year over year, reflecting disciplined loan pricing, funding mix optimization, and consistent execution in a dynamic interest-rate environment.

Loan and deposit growth was robust during the quarter, highlighting the durability of our franchise and the deepened relationships we continue to build with our clients. Total loans increased to $7.0 billion, while deposits grew to $7.7 billion, demonstrating our ability to grow prudently with core funding while maintaining strong credit discipline.

We also strengthened our capital position with the successful completion of our follow-on public equity offering. Our robust capital position provides us with the ability to support significant future growth while enhancing the strength of our balance sheet. In addition, the Board’s decision to increase the quarterly dividend underscores our confidence in the Company’s earnings power and long-term outlook.

We enter the remainder of 2026 well positioned, with strong capital levels, a proven operating model, and a clear strategic focus on delivering sustainable growth and long-term value for our shareholders.”

Balance Sheet

Total loans, net of deferred fees and unamortized costs, were $7.0 billion at March 31, 2026, an increase of $236.3 million, or 3.5%, from December 31, 2025, and an increase of $704.4 million, or 11.1%, from March 31, 2025. Loan production was $428.3 million for the first quarter of 2026 compared to $510.9 million for the prior linked quarter and $409.8 million for the prior year period. The increase in total loans from December 31, 2025 was due primarily to an increase of $233.1 million in commercial real estate (“CRE”) loans (including owner-occupied). The increase in total loans from March 31, 2025 was due primarily to an increase of $840.3 million in CRE loans (including owner-occupied), partially offset by a decrease of $143.5 million in commercial and industrial loans.

Total deposits were $7.7 billion at March 31, 2026, an increase of $362.5 million, or 4.9%, from December 31, 2025, and an increase of $1.3 billion, or 20.0%, from March 31, 2025. Deposit growth for the quarter was broadly distributed across the Bank’s various deposit verticals.

The Company raised approximately $196.6 million of capital through the issuance of approximately 2.3 million shares of its common stock at a public offering price of $85.00 per share. The Company plans to use the proceeds from the offering, which, net of underwriting discounts and commissions, amounts to approximately $186.8 million, to support its organic growth initiatives, investments in the Bank, working capital for ongoing operations, and general corporate purposes.

The Bank’s liquidity position remains robust. At March 31, 2026, cash on deposit with the Federal Reserve Bank of New York and available secured funding capacity totaled $3.7 billion, which represented 200% of our estimated uninsured deposits. Total cash and cash equivalents were $672.4 million at March 31, 2026.

The Company and Bank have total risk-based capital ratios well above regulatory minimums. The Bank is “well capitalized” under all applicable regulatory guidelines. Total non-owner-occupied CRE loans were 299.5% of total risk-based capital at March 31, 2026, compared to 376.5% and 367.0% at December 31, 2025 and March 31, 2025, respectively. The CRE loan concentration ratio declined from December 31, 2025 primarily owing to the completion of the Company’s public equity offering of common stock in the first quarter of 2026.

Income Statement

Financial Highlights

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
(dollars in thousands, except per share data)	2026	2025	2025
Total revenues(1)	$88,490	$88,408	$70,590
Net income (loss)	$31,426	$28,857	$16,354
Diluted earnings (loss) per common share	$2.92	$2.77	$1.45
Return on average assets(2)	1.49%	1.38%	0.89%
Return on average equity(2)	15.4%	15.6%	9.0%
Return on average tangible common equity(2), (3)	15.6%	15.8%	9.1%

(1)	Total revenues equal net interest income plus non-interest income.
(2)	Ratios are annualized.
(3)	Determined by dividing net income by average tangible common equity. Return on average tangible common equity is a Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 11.

Net Interest Income

Net interest income for the first quarter of 2026 was $85.9 million compared to $85.3 million for the prior linked quarter and $67.0 million for the prior year period. The modest increase in net interest income from the prior linked quarter was primarily due to elevated loan payoffs at the end of December 2025, that were offset by $428.3 million of new loan originations made during the first quarter. The $19.0 million increase from the prior year period was due primarily to an increase in the average balance of loans and overnight deposits and a decrease in the cost of funds, partially offset by an increase in the average balance of interest-bearing deposits.

Net Interest Margin

Net interest margin for the first quarter of 2026 was 4.08% compared to 4.10% and 3.68% for the prior linked quarter and prior year period, respectively. The total cost of funds for the first quarter of 2026 was 261 basis points compared to 279 basis points and 319 basis points for the prior linked quarter and prior year period, respectively. The decrease from the prior linked quarter and from the prior year period primarily reflects the decline in short-term interest rates.

Non-Interest Income

Non-interest income was $2.6 million for the first quarter of 2026, a decrease of $502,000 from the prior linked quarter and a decrease of $1.1 million from the prior year period. The decrease from the prior linked quarter was due primarily to a $674,000 gain on the sale of securities in the fourth quarter of 2025. The decrease from the prior year period was driven primarily by the absence of one-time non-refundable program fees of $822,000 reflected in the prior year period.

Non-Interest Expense

Non-interest expense was $46.4 million for the first quarter of 2026, an increase of $2.0 million from the prior linked quarter and an increase of $3.7 million from the prior year period. The increase from the prior linked quarter was primarily due to an increase of $3.8 million in compensation and benefits, partially offset by a $1.8 million decrease in technology costs. The $3.7 million increase from the prior year period was due primarily to a $2.6 million increase in deposit related program fees, $2.4 million increase in compensation and benefits and $2.0 million increase in technology costs, partially offset by a $1.8 million decrease in professional fees and a $1.1 million decrease in the Federal Deposit Insurance Corporation (“FDIC”) assessment.

Income Tax Expense

The effective tax rate for the first quarter of 2026 was 29.2% compared to 29.9% for the prior linked quarter and 30.0% for the prior year period.

Asset Quality

The ratio of non-performing loans to total loans was 1.01% at March 31, 2026 and 1.28% at December 31, 2025 and 0.54% at March 31, 2025. The decrease in the non-performing loan ratio from the prior linked quarter primarily reflects the charge-off of three loans totaling $12.5 million. The increase in the non-performing loan ratio from the prior year period is primarily attributable to a single out-of-market CRE multi-family loan relationship that was classified as non-performing in the third quarter of 2025.

The allowance for credit losses was $82.1 million at March 31, 2026, a decrease of $15.0 million from December 31, 2025, and an increase of $14.3 million from March 31, 2025. The decrease from December 31, 2025 primarily reflects the aforementioned charge-offs, along with enhancements made to the Bank’s allowance for credit loss estimation process, and changes in the outlook for certain macroeconomic variables resulting in a net provision release of $2.6 million. The increase from March 31, 2025 was primarily due to a single out-of-market CRE multi-family loan relationship that was classified as non-performing in the third quarter of 2025 as well as loan growth, partially offset by the aforementioned charge-offs in the first quarter of 2026.

Conference Call

The Company will conduct a conference call at 9:00 a.m. ET on Wednesday, April 22, 2026, to discuss the results. To access the event by telephone, please dial 800-245-3047 (US), 203-518-9765 (INTL), and provide conference ID: MCBQ126 approximately 15 minutes prior to the start time (to allow time for registration).

The call will also be broadcast live over the Internet and accessible at MCB Quarterly Results Conference Call and in the Investor Relations section of the Company’s website at MCB News. To listen to the live webcast, please visit the site at least 15 minutes prior to the start time to register, download and install any necessary audio software.

For those unable to join for the live presentation, a replay of the webcast will also be available later that day accessible at MCB Quarterly Results Conference Call.

About Metropolitan Bank Holding Corp.

Metropolitan Bank Holding Corp. (NYSE: MCB) is the parent company of Metropolitan Commercial Bank (the “Bank”), a New York City based full-service commercial bank. The Bank provides a broad range of business, commercial and personal banking products and services to individuals, small businesses, private and public middle-market corporate enterprises and institutions, municipalities, and local government entities.

Metropolitan Commercial Bank was named one of Newsweek’s Best Regional Banks in 2024 and 2025. The Independent Community Bankers of America ranked the Bank as a top ten loan producer in 2024 among commercial banks with more than $1 billion in assets. Kroll affirmed a BBB+ (investment grade) deposit rating in January 2026. For the fourth time, MCB has earned a place in the Piper Sandler Bank Sm-All Stars Class of 2024.

The Bank is a New York State chartered commercial bank, a member of the Federal Reserve System and the Federal Deposit Insurance Corporation, and an equal housing lender. For more information, please visit the Bank’s website at MCBankNY.com.

Forward-Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s future financial condition and capital ratios, results of operations and the Company’s outlook, business, share repurchases under the share repurchase program, dividend payments and statements related to the completion of the public offering of common stock and the anticipated use of proceeds from the public offering of common stock. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “plan,” “continue” or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that are difficult to predict and are generally beyond our control and may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to the following: the interest rate policies of the Federal Reserve and other regulatory bodies; an unexpected deterioration in the performance of our loan or securities portfolios; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; unexpected increases in our expenses; different than anticipated growth and our ability to manage our growth; global pandemics, or localized epidemics, could adversely affect the Company’s financial condition and results of operations; potential recessionary conditions, including the related effects on our borrowers and on our financial condition and results of operations; an unanticipated loss of key personnel or existing clients, or an inability to attract key employees; increases in competitive pressures among financial institutions or from non-financial institutions which may result in unanticipated changes in our loan or deposit rates; unanticipated increases in FDIC insurance premiums or future assessments; legislative, tax or regulatory changes or actions, which may adversely affect the Company’s business; impacts related to or resulting from regional and community bank failures and stresses to regional banks; changes in deposit flows, funding sources or loan demand, which may adversely affect the Company’s business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition or results of operation to be reported or perceived differently; general economic conditions, including unemployment rates, either nationally or locally in some or all of the areas in which the Company does business, or conditions in the securities markets or the banking industry being less favorable than currently anticipated; inflation, which may lead to higher operating costs; declines in real estate values in the Company’s market area, which may adversely affect our loan production; an unexpected adverse financial, regulatory, legal or bankruptcy event experienced by our non-bank financial service clients or critical technology service providers; system failures or cybersecurity breaches of our information technology infrastructure and/or confidential information or those of the Company’s third-party service providers; emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action, damage our reputation or otherwise materially harm our business or clients; failure to maintain current technologies or technological changes that may be more difficult or expensive to implement than anticipated, and failure to successfully implement future information technology enhancements; the costs, including the possible incurrence of fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results; the current or anticipated impact of military conflict, terrorism or other geopolitical events; the successful implementation or consummation of new business initiatives, which may be more difficult or expensive than anticipated; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by clients; changes in consumer spending, borrowing or savings habits; the risks associated with adverse changes to credit quality; an unexpected failure to successfully manage our credit risk and the sufficiency of our allowance for credit losses; credit and other risks from borrower and depositor concentrations (e.g., by geographic area and by industry); difficulties associated with achieving or predicting expected future financial results; and the potential impact on the Company’s operations and clients resulting from natural or man-made disasters, wars, acts of terrorism, cyberattacks and pandemics, as well as those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which have been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Forward-looking statements speak only as of the date of this release. We do not undertake (and expressly disclaim) any obligation to update or revise any forward-looking statement, except as may be required by law.

Consolidated Balance Sheet (unaudited)

	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
(in thousands)	2026	2025	2025	2025	2025
Assets
Cash and due from banks	$12,034	$12,086	$13,109	$13,577	$18,572
Overnight deposits	660,359	381,501	372,827	138,876	177,891
Total cash and cash equivalents	672,393	393,587	385,936	152,453	196,463
Investment securities available-for-sale	649,719	578,932	552,441	551,029	523,542
Investment securities held-to-maturity	347,868	356,627	376,447	387,901	398,973
Equity investment securities, at fair value	5,625	5,609	5,548	5,276	5,221
Total securities	1,003,212	941,168	934,436	944,206	927,736
Other investments	20,725	20,632	27,330	27,297	27,062
Loans, net of deferred fees and unamortized costs	7,046,547	6,810,233	6,781,703	6,612,789	6,342,122
Allowance for credit losses	(82,071)	(97,081)	(94,239)	(74,071)	(67,803)
Net loans	6,964,476	6,713,152	6,687,464	6,538,718	6,274,319
Other assets	183,318	187,177	199,264	191,175	190,718
Total assets	$8,844,124	$8,255,716	$8,234,430	$7,853,849	$7,616,298

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$1,539,553	$1,479,420	$1,382,345	$1,427,439	$1,384,524
Interest-bearing deposits	6,200,166	5,897,758	5,690,414	5,363,867	5,064,768
Total deposits	7,739,719	7,377,178	7,072,759	6,791,306	6,449,292
Federal funds purchased	—	—	125,000	50,000	125,000
Federal Home Loan Bank of New York advances	—	—	150,000	150,000	160,000
Trust preferred securities	20,620	20,620	20,620	20,620	20,620
Secured and other borrowings	15,975	10,975	17,355	17,366	17,403
Other liabilities	119,471	103,831	116,656	101,589	106,137
Total liabilities	7,895,785	7,512,604	7,502,390	7,130,881	6,878,452

Common stock	136	113	113	113	113
Additional paid in capital	584,524	405,565	403,708	401,055	398,823
Retained earnings	479,177	450,639	423,338	417,782	399,015
Accumulated other comprehensive gain (loss), net of tax effect	(39,233)	(39,739)	(41,852)	(45,455)	(47,170)
Treasury stock, at cost	(76,265)	(73,466)	(53,267)	(50,527)	(12,935)
Total stockholders’ equity	948,339	743,112	732,040	722,968	737,846
Total liabilities and stockholders’ equity	$8,844,124	$8,255,716	$8,234,430	$7,853,849	$7,616,298

Consolidated Statement of Income (unaudited)

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
(dollars in thousands, except per share data)	2026	2025	2025
Total interest income	$134,932	$137,465	$118,770
Total interest expense	49,023	52,140	51,818
Net interest income	85,909	85,325	66,952
Provision for credit losses	(2,300)	2,846	4,506
Net interest income after provision for credit losses	88,209	82,479	62,446

Non-interest income
Service charges on deposit accounts	2,274	2,037	2,173
Other income	307	1,046	1,465
Total non-interest income	2,581	3,083	3,638

Non-interest expense
Compensation and benefits	24,148	20,361	21,739
Bank premises and equipment	2,729	2,682	2,463
Professional fees	3,229	2,857	4,986
Technology costs	4,196	5,965	2,220
Deposit related program fees	6,799	7,067	4,187
FDIC assessments	1,850	1,610	2,967
Other expenses	3,449	3,839	4,160
Total non-interest expense	46,400	44,381	42,722

Net income before income tax expense	44,390	41,181	23,362
Income tax expense	12,964	12,324	7,008
Net income (loss)	$31,426	$28,857	$16,354

Earnings per common share:
Average common shares outstanding:
Basic	10,674,698	10,214,267	11,215,118
Diluted	10,756,358	10,418,492	11,281,375
Basic earnings (loss)	$2.94	$2.83	$1.46
Diluted earnings (loss)	$2.92	$2.77	$1.45

Loan Production, Asset Quality & Regulatory Capital

	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2026	2025	2025	2025	2025
LOAN PRODUCTION (in millions)	$428.3	$510.9	$514.2	$492.0	$409.8

ASSET QUALITY (in thousands)
Non-performing loans:
Commercial real estate	$68,635	$75,408	$70,122	$28,480	$25,087
Commercial and industrial	—	8,989	8,989	8,989	8,989
One- to four- family	2,416	2,450	2,451	2,469	446
Consumer	—	37	—	—	22
Total non-performing loans	$71,051	$86,884	$81,562	$39,938	$34,544
Non-performing loans to total loans	1.01%	1.28%	1.20%	0.60%	0.54%
Allowance for credit losses	$82,071	$97,081	$94,239	$74,071	$67,803
Allowance for credit losses to total loans	1.16%	1.43%	1.39%	1.12%	1.07%
Charge-offs	$(12,455)	$—	$(3,858)	$(112)	$(118)
Recoveries	$14	$58	$72	$126	$180
Net charge-offs/(recoveries) to average loans (annualized)	0.73%	—%	0.22%	—%	—%

REGULATORY CAPITAL
Tier 1 Leverage:
Metropolitan Bank Holding Corp.	11.6%	9.5%	9.8%	10.0%	10.7%
Metropolitan Commercial Bank	11.4%	9.1%	9.4%	9.8%	10.1%

Common Equity Tier 1 Risk-Based (CET1):
Metropolitan Bank Holding Corp.	13.2%	10.7%	10.6%	10.8%	11.4%
Metropolitan Commercial Bank	13.1%	10.5%	10.4%	10.9%	11.0%

Tier 1 Risk-Based:
Metropolitan Bank Holding Corp.	13.4%	11.0%	10.9%	11.1%	11.7%
Metropolitan Commercial Bank	13.1%	10.5%	10.4%	10.9%	11.0%

Total Risk-Based:
Metropolitan Bank Holding Corp.	14.6%	12.3%	12.2%	12.2%	12.8%
Metropolitan Commercial Bank	14.3%	11.7%	11.7%	12.0%	12.1%

Performance Measures

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
(dollars in thousands, except per share data)	2026	2025	2025
Net income (loss) available to common shareholders	$31,426	$28,857	$16,354

Per common share:
Basic earnings (loss)	$2.94	$2.83	$1.46
Diluted earnings (loss)	$2.92	$2.77	$1.45
Common shares outstanding:
Period end	12,392,035	10,088,617	11,066,234
Average fully diluted	10,756,358	10,418,492	11,281,375
Return on:(1)
Average total assets	1.49%	1.38%	0.89%
Average equity	15.4%	15.6%	9.0%
Average tangible common equity(2), (3)	15.6%	15.8%	9.1%
Yield on average earning assets(1)	6.41%	6.60%	6.52%
Total cost of deposits(1)	2.60%	2.75%	3.09%
Net interest spread(1)	3.19%	3.16%	2.53%
Net interest margin(1)	4.08%	4.10%	3.68%
Net charge-offs as % of average loans(1)	0.73%	—%	—%
Efficiency ratio(4)	52.4%	50.2%	60.5%

(1) Ratios are annualized.

(2)	Determined by dividing net income by average tangible common equity.

(3)Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 11.

(4)Total non-interest expense divided by total revenues.

Interest Margin Analysis

	Three months ended
	Mar. 31, 2026			Dec. 31, 2025			Mar. 31, 2025
	Average		Yield /	Average		Yield /	Average		Yield /
(dollars in thousands)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest-earning assets:
Loans (2)	$6,926,983	$122,594	7.18%	$6,905,105	$127,338	7.32%	$6,202,311	$110,865	7.25%
Available-for-sale securities	651,928	4,982	3.10	624,952	4,606	2.92	577,184	3,415	2.40
Held-to-maturity securities	352,937	1,663	1.91	372,218	1,733	1.85	417,326	1,943	1.89
Equity investments	5,874	44	3.04	5,830	44	3.02	5,516	39	2.90
Overnight deposits	578,330	5,329	3.74	330,538	3,349	4.02	154,357	1,925	5.06
Other interest-earning assets	20,693	319	6.26	24,553	396	6.41	30,917	583	7.65
Total interest-earning assets	8,536,745	134,931	6.41	8,263,196	137,466	6.60	7,387,611	118,770	6.52
Non-interest-earning assets	127,802			152,006			128,676
Allowance for credit losses	(97,788)			(95,523)			(64,584)
Total assets	$8,566,759			$8,319,679			$7,451,703
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market and savings accounts	$5,961,007	46,997	3.20	$5,727,076	48,925	3.39	$4,747,995	45,844	3.92
Certificates of deposit	184,625	1,732	3.80	171,784	1,707	3.94	126,471	1,334	4.28
Total interest-bearing deposits	6,145,632	48,729	3.22	5,898,860	50,632	3.41	4,874,466	47,178	3.93
Borrowed funds	22,638	293	5.25	119,532	1,509	5.01	392,453	4,640	4.80
Total interest-bearing liabilities	6,168,270	49,022	3.22	6,018,392	52,141	3.44	5,266,919	51,818	3.99
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,459,199			1,409,271			1,319,688
Other non-interest-bearing liabilities	111,159			156,294			126,872
Total liabilities	7,738,628			7,583,957			6,713,479
Stockholders' equity	828,131			735,722			738,224
Total liabilities and equity	$8,566,759			$8,319,679			$7,451,703
Net interest income		$85,909			$85,325			$66,952
Net interest rate spread (3)			3.19%			3.16%			2.53%
Net interest margin (4)			4.08%			4.10%			3.68%
Total cost of deposits (5)			2.60%			2.75%			3.09%
Total cost of funds (6)			2.61%			2.79%			3.19%

(1)	Ratios are annualized.
(2)	Amount includes deferred loan fees and non-performing loans.
(3)	Determined by subtracting the annualized average cost of total interest-bearing liabilities from the annualized average yield on total interest-earning assets.
(4)	Determined by dividing annualized net interest income by total average interest-earning assets.
(5)	Determined by dividing annualized interest expense on deposits by total average interest-bearing and non-interest-bearing deposits.
(6)	Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits.

Reconciliation of Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this earnings release includes certain non-GAAP financial measures. Management believes these non-GAAP financial measures provide meaningful information to investors in understanding the Company’s operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the following tables:

	Quarterly Data
(dollars in thousands,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
except per share data)	2026	2025	2025	2025	2025
Average assets	$8,566,759	$8,319,679	$7,964,712	$7,775,199	$7,451,703
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible assets (non-GAAP)	$8,557,026	$8,309,946	$7,954,979	$7,765,466	$7,441,970

Average common equity	$828,131	$735,722	$731,281	$723,974	$738,224
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible common equity (non-GAAP)	$818,398	$725,989	$721,548	$714,241	$728,491

Total assets	$8,844,124	$8,255,716	$8,234,430	$7,853,849	$7,616,298
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible assets (non-GAAP)	$8,834,391	$8,245,983	$8,224,697	$7,844,116	$7,606,565

Common equity	$948,339	$743,112	$732,040	$722,968	$737,846
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible common equity (book value) (non-GAAP)	$938,606	$733,379	$722,307	$713,235	$728,113

Common shares outstanding	12,392,035	10,088,617	10,382,218	10,421,384	11,066,234
Book value per share (GAAP)	$76.53	$73.66	$70.51	$69.37	$66.68
Tangible book value per share (non-GAAP) (1)	$75.74	$72.69	$69.57	$68.44	$65.80

(1)	Tangible book value divided by common shares outstanding at period-end.

Explanatory Note

Some amounts presented within this document may not recalculate due to rounding.